EXHIBIT 14.1

THE INVENTURE GROUP, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction:

This Code of Business Conduct and Ethics covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all officers, directors and Associates of the Company. You are expected to adhere to and advocate such principles, as well as all other Company business conduct standards, policies and guidelines that may be issued from time to time that are related to your job.

It is your right and your responsibility to obtain guidance about a business practice and/or compliance issue when you are uncertain about what action you should take and to report instances of questionable behavior and/or possible violations of this Code. If you know of or are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described below:

•                  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•                  Ask whether what you are being asked to do seems unethical or improper. This will enable you to focus on the specific question you are faced with, and the alternatives that you have. Use your judgment and common sense; if something seems unethical or improper it probably is.

•                  Clarify your responsibility and role. In most situations, there is shared responsibility. It often helps to get other colleagues involved and discuss the problem.

•                  Discuss the problem with your supervisor. In many cases your supervisor will be more knowledgeable about the matter and it is your supervisor’s responsibility to help solve problems.

•                  Seek help from Company resources. In the rare cases where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor, discuss it with the Company’s Human Resources manager or another member of management.

•                  Always ask first, act later. If you are unsure of what to do in any situation, always seek guidance before you act.

If you need further guidance regarding a business practice or compliance issue or wish to report questionable behavior and/or a possible violation, talk to your immediate supervisor, manager, another member of management, or the Company’s Human Resources manager. If you prefer, you may call the Conduct Hotline at 1-866-384-4277 (English and Spanish operators available) or seek assistance online at www.ethicspoint.com. The Conduct Hotline is a dedicated, toll-free phone line that is available to you 24 hours a day, 7 days a week, 365 days a year. It is operated by an external third-party vendor that has trained professionals to take your calls, in confidence, and report your concerns to the appropriate person at the Company for appropriate action. Your phone calls to the Conduct Hotline may be made anonymously.

The Company will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone reporting suspected or known violations. The Company will not tolerate any retribution or retaliation taken against any Associate who has, in good faith, sought out advice or has reported questionable behavior and/or a possible violation. However, if any Associate makes a knowingly false report of questionable behavior and/or a possible violation for the purpose of harming another individual, that Associate will be subject to disciplinary action. You will be expected to cooperate in all internal investigations of misconduct.

Those who violate the standards in this Code will be subject to disciplinary action, which may include, but are not limited to, counseling, oral or written reprimands, warnings, suspension without pay, reductions in salary or other compensation and termination.

Any waiver of or amendment to this Code applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions will be approved by the Company’s Board of Directors and promptly disclosed by posting such waiver or amendment, and the reasons for such waiver or amendment, on the Company’s website at www.poorebrothers.com.

Standards of Business Conduct:

1.              Compliance with all laws and regulatory requirements.

It is the Company’s policy to comply with all laws and regulations that apply to the business conducted by the Company. You are responsible for understanding these laws and regulations as they apply to your job and for preventing, detecting, and reporting instances of non-compliance. From time to time the Company may hold information and training sessions to promote compliance with such laws, in which you may be required to participate.

2.              Trust and respect of customers, consumers, suppliers, and shareholders.

It is the Company’s policy to manage its business responsibly in order to maintain the confidence, respect, and trust of its customers, consumers, suppliers, shareholders, and other audiences. You are expected to establish and maintain clear, honest, and open communications, listen carefully, and build relationships based on trust, respect, and mutual understanding as your job requires, and to be accountable and responsive to the needs of our customers, consumers, and suppliers and take our commitments to them seriously. Suppliers must be selected in a completely impartial manner, on the basis of price, quality, performance and the suitability of products and services. You should not take any action that would suggest selection of a supplier on any basis other than the best interests of the Company or that would give anyone an improper advantage.

3.              Conflicts of Interest.

Officers, directors and Associates should wisely use and protect the assets of the Company, including property (both physical and intellectual), supplies, consumables, and equipment, and use these assets exclusively for the Company’s business purposes. Situations that conflict or appear to conflict with the interests of the Company should be avoided. Although it is impossible to detail every situation in which such conflicts may arise, listed below are the types of conflicts that should be avoided:

a.               Acquiring a material interest in any supplier, competitor or customer of the Company;

b.              Accepting any personal consulting or employment relationship that is or may be competitive with the Company;

c.               Engaging in any outside business activity that is or may be competitive with any of the Company’s businesses or interests;

d.              Accepting any outside employment which might affect the Associate’s ability to devote the appropriate amount of time and attention to his or her duties and responsibilities with the Company;

e.               Receiving entertainment or anything of more than nominal value, whether as a gift or otherwise, from any individual or company with which the Company has a business relationship, except for normal and customary business meals, gifts of nominal value and customary business entertainment;

f.                 Serving as an officer, director or in any other capacity for any customer, supplier or competitor of the Company unless approved by the Chief Executive Officer;

g.              Accepting any loans from another business or individual if your position is one that interacts with, or influences, the Company’s transactions with that business or individual;

h.              Supervising, influencing, reviewing or having influence with respect to job evaluations, compensation or benefits for any family member who is an Associate of the Company; and

i.                  Taking personal advantage or obtaining personal gain from an opportunity learned of or discovered during the course and scope of employment with the Company when that opportunity or discovery could be of benefit or interest to the Company. This includes the invention or discovery of methods, formulas, flavors or techniques that are related to your duties or the business of the Company or outside opportunities in which the Company might be interested.

4.              Confidentiality.

You have an ethical and legal responsibility to protect the Company’s confidential and proprietary non-public information and communicate it only as necessary to conduct the Company’s business. You must not use this information for your personal advantage or for non-Inventure Group business use, and must maintain this confidentiality even after you are no longer employed by the Company. While not an exhaustive list, typical confidential and proprietary non-public information includes information such as financial information, the development of new products, new flavors, the formula or recipe for products, new business initiatives, customer lists, price lists, pricing strategies, sales and promotions and any non-public information that might be of value to the Company or the Company’s competitors.

5.              Insider Information and Securities Trading.

In the course of doing business for the Company or in discussions with one of our customers, vendors, or suppliers, you may become aware of material non-public information about that organization. Information is considered “material” if it might be used by an investor to make a decision to trade in the public securities of the Company. Individuals who have access to this type of information are called “insiders.” You must only discuss this information on a limited, strict “need to know” basis internally, and must not share it with anyone outside the Company. Do not buy or sell the public securities of any company, including The Inventure Group, Inc., if you have such information, and do not share (“tip”) this information with others. Because of the extremely sensitive nature of and severe penalties associated with “insider trading” and “tipping,” contact the Company’s CFO before you buy or sell public securities in situations that could be of this nature.

6.              Promotion of a diverse, cooperative, and productive work environment.

The Company promotes a cooperative and productive work environment by supporting the cultural and ethnic diversity of its workforce and is committed to providing equal employment opportunity to all qualified Associates and applicants. The Company does not unlawfully discriminate on the basis of race, color, sex, sexual orientation, religion, national origin, marital status, age, disability, or veteran status in any personnel practice, including recruitment, hiring, training, promotion, and discipline, and has specific policies in place regarding equal employment opportunity and harassment. The Company takes allegations of harassment and unlawful discrimination seriously and will address all such concerns that are raised regarding this policy.

The Company promotes a safe and clean work environment, and complies with applicable safety and health regulations and appropriate practices. The Company has a strong and demonstrated commitment to the improvement of society as well as the communities we serve and in which we operate and we encourage your support of charitable, civic, educational, and cultural causes. The Company also respects the environment and insists on compliance with all laws and regulations regarding the use and preservation of our land, air, and water.